Exhibit 3.1

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708

Website: secretaryofstate.[Illegible] Entity # C2923 – 1970 Document Number: 20050061468 – 42 Date Filed: 3/14/2005 3 : 51:19 PM

In the office of [Illegible] Certificate of Designation (PURSUANT TO NRS 78.1955) Dean Heller Secretary of State

Important: [Illegible] attached instructions before completing form. [Illegible]

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955) 1. Name of corporation:

AMERICAN ORIENTAL BIOENGINEERING, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class [Illegible] series of stock:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate [Illegible] Incorporation, [Illegible] of preferred stock, par value $0.01 per share of the corporation is hereby established and created, and that the designation and number of shares and the voting and other powers, preferences and relative, participating, optional [Illegible] other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

1. Designation and Number. There shall be a series of preferred stock, par value $0.01 per share, designated as “Series of Preferred Stock.” and the number of shares constituting such series shall be one million (1,000,000). Such series [Illegible] to herein as the “Preferred Stock”.

2. Rank. As to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (“Distributions”), all shares of Convertible Preferred Stock shall [Illegible] all of the Corporation’s shares of common Stock, par value $0.01 per share (“Common Stock”).

3. Dividends. The holders of record of shares of the Preferred Stock shall be entitled to receive dividends only as, when and if such dividends are declared by the Board of Directors with respect to shares of Preferred Stock.

Additional details provided on attached Certificate of Designation of Series A Preferred Stock, dated May 7, 2002.

3. Effective date of [Illegible] (optional): [Illegible] 4. Officer Signature:

Filing Fee: $175.00 IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this [Illegible] to be rejected.

SUBMIT IN DUPLICATE This form must be accompanied by appropriate [Illegible]

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

AMERICAN ORIENTAL BIOENGINEERING, INC.

(Pursuant to Section 78.1955 of the

Nevada Revised [Illegible]

American Oriental Bioengineering, Inc., a corporation organized and existing under the laws of Nevada (the “Corporation”), does hereby certify that, pursuant to authority conferred on the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be further amended and/or restated from time to time, the “Certificate of Incorporation”) and in accordance with Section 78.1955 of the Nevada Revised Statutes, the Board of Directors of the Corporation duly adopted the following resolution establishing and creating a series of one million (1,000,000) shares of preferred stock, par value $0.01 per share, of the Corporation designated as “Series A Preferred Stock”:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, a series of preferred stock, par value $0.01 per share, of the Corporation is hereby established and created, and that the designation and number of shares and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are [as follows]:

1. Designation and Number. There shall be a series of preferred stock, par value $0.01 per share, designated as “Series A Preferred Stock,” and the number of shares constituting such series shall be one million (1,000,000). Such series is referred to herein as the “Preferred Stock.”

2. Rank. As to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (“Distributions”), all shares of Convertible Preferred Stock shall rank prior to all of the Corporation’s shares of Common Stock, par value $0.01 per share (“Common Stock”).

3. Dividends. The holders of record of shares of the Preferred Stock shall be entitled to receive dividends only as, when and if such dividends are declared by the Board of Directors with respect to shares of Preferred Stock.

4. Voting Rights. The one million (1,000,000) Preferred Shares shall have an aggregate voting power of 25% of the combined voting power of the entire Corporation’s shares, Common Stock and Preferred Stock.

5. Liquidation Payment. In the event of any distribution of assets upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holder of each share of the then outstanding Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital, surplus or earnings, an amount equal to the consideration paid by him for each such share plus any accrued and unpaid dividends with respect to such shares of Preferred Stock through the date of such liquidation, dissolution or winding up (the “Liquidation Preference”), before any payments or distributions are made to, or set aside for, any other equity security of the Corporation. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph 5.

6. Redemption. The Company shall have no right to redeem the Preferred Stock.

IN WITNESS WHEREOF, American Oriental Bioengineering, Inc, Inc. has caused this Certificate of Designation to be signed on its behalf by [Illegible] Liu, its President, this 7th day of May, 2002.

AMERICAN ORIENTAL BIOENGINEERING, INC.

by

[Illegible] Liu, President